UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 26, 2021

DIVERSIFIED HEALTHCARE TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-15319	04-3445278
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300 Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-796-8350

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest	DHC	The Nasdaq Stock Market LLC
5.625% Senior Notes due 2042	DHCNI	The Nasdaq Stock Market LLC
6.25% Senior Notes due 2046	DHCNL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this Current Report on Form 8-K, the terms “we”, “us”, “our” and “the Company” refer to Diversified Healthcare Trust.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 26, 2021, we gave notice to our lenders to borrow $800.0 million, which represented the available balance of our revolving credit facility. As of March 26, 2021, the interest rate payable on borrowings under our revolving credit facility was 2.85%, plus a facility fee of 30 basis points per annum on the total amount of lending commitments under the facility.

We increased the borrowings under our revolving credit facility as a precautionary measure in order to increase our cash position and preserve financial flexibility in light of continued uncertainty in the global markets resulting from the COVID-19 pandemic. As previously disclosed, we expect that our ratio of consolidated income available for debt service to debt service could fall below the 1.5x requirement under the agreement governing our revolving credit facility, or our credit agreement, and our public debt covenants in the first half of 2021 as the COVID-19 pandemic continues to have an adverse impact on our operations. We will not be allowed to incur additional debt while this ratio is below 1.5x, and as a result, we borrowed the remaining balance of our revolving credit facility as a precautionary measure. The proceeds from this borrowing may be used for general business purposes permitted by, and subject to the limits set forth in, our credit agreement.

The foregoing description of our credit agreement is not complete and is subject to and qualified in its entirety by reference to the copy of our credit agreement, as amended, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, on February 1, 2021 and is incorporated herein by reference.

Warning Concerning Forward-Looking Statements

This Current Report on Form 8-K contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever we use words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, we are making forward-looking statements. These forward-looking statements are based upon our present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by our forward-looking statements as a result of various factors. For example:

•	If the duration and severity of the economic downturn resulting from the COVID-19 pandemic and its impact on us and our operators is longer or worse than we expect, we may need to utilize all or a significant amount of the borrowings we have obtained under the credit facility to fund our business and operations, which may reduce or eliminate the financial flexibility we believe we have obtained from increasing the borrowings under our credit facility.

•	We expect that our ratio of consolidated income available for debt service to debt service could fall below the 1.5x requirement under our credit agreement and our public debt covenants as of the end of the first quarter of 2021. We will not be allowed to incur additional debt while this ratio is below 1.5x. We cannot be certain how long this ratio would remain below 1.5x. If we cannot incur additional debt, we may be forced to raise additional sources of capital or take other measures to maintain adequate liquidity.

The information contained in our filings with the SEC, including under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, identifies other important factors that could cause our actual results to differ materially from those stated in or implied by our forward-looking statements. Our filings with the SEC are available on the SEC’s website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, we do not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSIFIED HEALTHCARE TRUST

By:	/s/ Richard W. Siedel, Jr.
Name:	Richard W. Siedel, Jr.
Title:	Chief Financial Officer and Treasurer

Dated: March 31, 2021